MAXXON, INC.

                             STOCK OPTION AGREEMENT

     THIS AGREEMENT ("AGREEMENT"), MADE AS OF THE 18TH day of November, 1999, by and between MAXXON, INC. ("MAXXON") and Lynn Carter ("Optionee").

     1. THE OPTION. In consideration of the sum of $10 in prior services rendered and other valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Maxxon hereby grants to Optionee an option to purchase 400,000 shares of common stock of Maxxon in accordance with the Agreement.

     2. OPTION EXERCISE PRICE. The exercise price is $0.50 per share, the fair market value on the date of grant, subject to adjustment as provided in this Agreement. The parties acknowledge and agree that the fair market value on the date hereof is $0.50 per share.

     3. EXERCISE OF THE OPTION. The Option may be exercised at any time, and from time to time, in whole or in part, on or before October 31, 2009, as provided in Paragraph 8 below, subject to the satisfaction of the following conditions:

     A. Options covering 80,000 shares shall be exercisable from and after the date hereof without regard to the satisfaction of any of the conditions set forth below; and

     B. Options covering 80,000 shares shall become eligible to be exercised from and after the time when a fully working safety syringe has been produced and demonstrated to be safe and reliable and meeting the specifications of the proprietary technology ("Ripp Syringe") covered by that certain Exclusive License Agreement dated simultaneously with the grant of this Option ("License Agreement") as certified in good faith by Wayland J. Rippstein, the inventor; and

     C. Options covering 80,000 shares shall become eligible to be exercised from and after the time when a US patent covering the Ripp Syringe is published; and

     D. Options covering 80,000 shares shall become eligible to be exercised from and after the time when there is produced a "first article" fully working safety syringe off of hard production molds where the first article is certified in good faith by Wayland J. Rippstein, inventor, to meet all applicable specifications and is ready for full scale production; and

     E. Options covering 80,000 shares shall become eligible to be exercised from and after the time when the FDA issues approval to sell Ripp Syringes in the US; or

     F. In the alternative to the events covered by Subparagraphs B, C, D and E above, Options covering 400,000 shares shall become eligible to be exercised from and after Maxxon completes the sale of the Ripp Syringe Technology or Maxxon completes a Major Corporate Transaction, as defined below;

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PROVIDED,  HOWEVER, that if the events describe in Subparagraphs B, C, D, E or F do not occur on or before September 30, 2001, then any unexercised portion of the Options covered by this Agreement and this Agreement SHALL EXPIRE AND TERMINATE; AND PROVIDED, FURTHER, once Options first become eligible to be exercised in accordance with the provisions set forth above, those Options shall remain exercisable until the expiration of this Option Agreement, unless a court of competent jurisdiction determines or Maxxon concedes in writing that the Ripp Syringe infringes upon the intellectual property rights of a third party, in which event, the unexercised portion of Options covered by this Agreement, if any, and this Agreement shall thereafter terminate.

     The Options hereby granted shall be exercised by Optionee given Maxxon written notice of exercise ("Notice") in accordance with Paragraph 9 hereof, accompanied by payment of the full exercise price for the number of shares of common stock specified to be exercised in the Notice. In the event Optionee gives Notice of Exercise and does not pay the full exercise price in cash at that time, Optionee may, in the discretion of Maxxon and to the extent permitted by law, permit Optionee to defer payment for up to 90 days after the date of exercise, provided Optionee shall deliver its promissory note to Maxxon in form and substance as determined in good faith by Maxxon along with a pledge agreement covering the shares to be so exercised in form and substance as determined in good faith by Maxxon, which shall provide that if Optionee fails to made payment of the full exercise price by the due date, the Option shares so exercised shall be canceled and the note shall be canceled. The Option shares covered by any such pledge agreement shall be issued and outstanding but such shares shall not be eligible to be voted while and to the extent the pledge shall remain in effect. In the event of or other form of payment as may be agreed upon by all parties. Maxxon shall promptly deliver certificates representing the shares of common stock to Optionee; provided that if the Optionee is required by any law or regulation to take any action with respect to such shares before their transfer, then the date of delivery thereof shall be extended for the period necessary to take such action.

     In the event that any business combination or other acquisitive transaction ("Major Corporate Transaction") occurs during the term of this Agreement when any of the Options hereby granted and are then exercisable and remain unexercised and outstanding, the occurrence of such a transaction shall automatically result in the exercise of such unexercised Options, with the exercise price being paid either by cash or by the reduction in the number of Option shares issuable in an amount determined by deducting the exercise price from the total consideration payable to Optionee had all the unexercised Options been exercised in cash immediately before the consummation of that transaction. It is the purpose of this provision to insure the Optionee that all of the Options hereby granted are considered exercised and the shares issuable upon the exercise be deemed to be issued and outstanding immediately prior to the consummation thereof but with the exercise price being paid in any form of consideration, including a reduction in the number of shares attributable to this Option, so that the Optionee enjoys the full value of the Option shares less the exercise price.

     4. ANTIDILUTION PROVISIONS.

     (a) Except as set forth in subparagraph (b) below, MAXXON agrees that the total number of shares covered by this Option plus the total number of shares covered by theretofore exercised shares under this Option shall not be less than 2.5% of the total number of shares of MAXXON then issued and outstanding.

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     (b)  Maxxon  agrees to make a pro rata  adjustment  in the number of shares and the price per share in the Options hereunder by reason of a change in the capitalization of Maxxon or by reason of any stock split, reverse stock split, reclassification, reorganization or other similar adjustment in the capital structure of Maxxon; provided however, there shall be no adjustment in the number of shares covered by this Option Agreement or in the exercise price per share for (i) the sale of any Common Stock of Maxxon for less than $.50 per share or its equivalent; or (ii) for the sale or exchange of Common Stock of Maxxon pursuant to any form of business combination at whatever the value of the consideration exchanged.

     (c) Nothing contained herein shall prohibit or restrict MAXXON from selling its common stock or other securities convertible into common stock, provided if any such sale is made at a price less than the exercise price then in effect, the number of shares covered by this Option shall be adjusted accordingly. No adjustment shall be made by reason of the exercise of outstanding options on the date hereof.

     5. NO RIGHTS IN OPTION STOCK. Optionee shall have no rights as a shareholder in respect of shares as to which the Option shall not have been exercised and payment shall not have been received by Maxxon as herein provided, and Optionee shall have no rights with respect to such Shares other than those rights which are expressly conferred by this Agreement.

     6. SHARES RESERVED. The Optionee shall at all times during the term of this Agreement reserve and keep available such number of shares of common stock as will be sufficient to satisfy the requirements of this Agreement and shall pay all original issue taxes on the exercise of this Option and all other fees and expenses necessarily incurred in connection therewith.

     7. NON-ASSIGNABILITY. This Option shall not be encumbered, assigned, transferred or disposed of in whole or in part without the prior written consent of Maxxon.

     8. TERM. The Option, to the extent not previously exercised, shall expire at 5:00 PM Tulsa Time on September 30, 2009.

     9. MISCELLANEOUS.

     9.1 ENTIRE AGREEMENT. This Option is granted pursuant to the Maxxon, Inc. 1998 Incentive Stock Option Plan ("Plan"), as amended to include the reservation of authorized but unissued shares of Maxxon sufficient for Maxxon to issued all the shares authorized by this Option Agreement and the Option Agreements of similar terms and conditions to Wayland J. Rippstein and Lynn Carter on the date hereof. All the terms and conditions under the Plan are incorporated herein by reference. This Agreement and the Plan constitutes the entire agreement between the parties hereto with respect to the matters provided for herein and supersedes all prior written agreements between the parties with respect thereto. This Agreement may not be altered, amended, canceled or terminated except by a written agreement signed by Optionee and Maxxon. The Plan may be altered in accordance with its terms, and every alteration in the Plan not involving the exercise price or the number of Option shares shall be incorporated herein by reference, but the number of shares and the

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exercise  price  hereof  shall not be altered  without the consent of  Optionee, except as provided by and in effect under the Plan on the date of grant of this Option.

     9.2 NOTICES. All notices under or in conjunction with this Agreement shall be in writing, delivered in person against a receipt therefor or sent by telex, certified, or registered mail, return receipt requested, with postage prepaid to the address set forth under the signatures below or to such other address as a party may designate in a notice given in accordance with the provisions of this Section. All notices shall be deemed given when received in any written form or 5 days after the notice is mailed.

     9.3 CAPTIONS AND TITLES; COUNTERPART EXECUTION. Captions and titles have been inserted in this Agreement for the benefit of the parties in referring to this Agreement but shall not be construed or interpreted as part of this Agreement. This Agreement may be executed in a number of identical counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same agreement.

     9.4 CONSTRUCTION. All conflicts between this Option Agreement and the Plan shall be resolved in accordance with the Plan. This Agreement was negotiated, executed and delivered in the State of Oklahoma and shall be governed by and construed in accordance with the internal laws of the State of Oklahoma.

     9.5 WAIVER. The failure by any part to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver which has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

     10. SEC REGISTRATION. Maxxon agrees to use its best good faith efforts to file and keep effective a Form S-8 Registration Statement covering the Options hereby granted and the Option shares issuable upon the exercise of the Options hereby granted in accordance with applicable laws, rules and regulations. The parties understand and agree that Maxxon is not currently eligible to use Form S-8 and will not be eligible to use such form until the SEC declares effect Maxxon's Form 10-SB which Maxxon believes will occur on or before January 31, 2000. Maxxon can give no assurance that Form S-8 will continue to be available to Maxxon or that Maxxon's Form 10-SB will clear the SEC. The provisions of this paragraph do not constitute an obligation on Maxxon's part to permit Optionee to demand registration or to piggyback any registration which Maxxon may file in the future. The parties understand and agree that the Options and the Option Shares issuable hereunder shall be restricted in accordance with applicable law, unless the a Form S-8 Registration Statement is filed and declared. Under current law, when Maxxon becomes a fully reporting 1934 Act company, it will become eligible to file a Form S-8 Registration Statement which shall be automatically effective upon filing and the Options hereby granted to Optionee would be eligible to be so registered under Form S-8. There is no assurance that the SEC will not change such rules or that applicable laws, rules and regulations will not change in the future.

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     In witness  whereof,  this Option  Agreement is executed and delivered with full corporate authority by persons authorized to so act on the date first written above.

MAXXON, INC.                                        OPTIONEE:

BY________________________                          ____________________________

Gifford Mabie, President                            Lynn Carter
8908 South Yale, Suite 409                          c/o Petroxx Resources, Inc.
TULSA, OKLAHOMA 74137                               1918 EAST 51ST, Suite 3-West
Phone: 918-492-1257                                 Tulsa, OK 74105
Facsimile:  918-492-2560                            Phone: 918-743-1726
                                                    Facsimile: 918-742-6521